Exhibit 23.06




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use, in Amendment No. 2 to the Registration Statement on Form SB-2, of our report dated April 18, 2000, except for the second paragraph of Note 4 as to which the date is June 30, 2000, relating to the financial statements of Haleakala Enterprises, Inc. as of December 31, 1999 and for the years ended December 31, 1999 and 1998 and for the period from November 27, 1996 (date of inception) to December 31, 1999 and the reference to our firm under the caption "Experts" in the Prospectus contained in said Registration Statement.




                                                 Angell & Deering
                                                 Certified Public Accountants

Denver, Colorado
November 22, 2000